Exhibit 10.6

Grant No.: «NUM»

CHESAPEAKE LODGING TRUST

EQUITY PLAN

RESTRICTED SHARES AGREEMENT

FOR TRUSTEES

Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”), hereby grants common shares of beneficial interest, par value $.01 per share (“Shares”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in the attached Restricted Shares Agreement (the “Agreement”) and in the Company’s Equity Plan (as amended from time to time, the “Plan”).

Name of Grantee: «FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»

Grantee’s Social Security Number: «SSN»

Number of Restricted Shares: «SHARES»

Grant Date: «GRANT_DATE»

Vest Base Date: «VEST_BASE_DATE»

Vesting Schedule:

[ALL] vested on the date of the Company’s first Annual Meeting of Shareholders following the Grant Date.

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Date:
Grantee

Date:
Chesapeake Lodging Trust
Title:

Attachment

This is not a share certificate or a negotiable instrument.

CHESAPEAKE LODGING TRUST

EQUITY PLAN

RESTRICTED SHARES AGREEMENT

FOR TRUSTEES

Restricted Shares	This Agreement evidences an award of Shares in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Restricted Shares”).

Transfer of Unvested Restricted Shares	Unvested Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Shares be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Restricted Shares will immediately become forfeited.

Issuance and Vesting

The Company will issue your Restricted Shares in the name set forth on the cover sheet.

Your right to the Shares under this Restricted Shares grant and this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet.

Notwithstanding your vesting schedule, the Restricted Shares will become 100% vested upon your termination of Service due to your death or Disability.

[Corporate Transaction

Notwithstanding your vesting schedule, upon the closing of a Corporate Transaction of the Company, while you are a Trustee of the Company, the Restricted Shares will become 100% vested (i) if the Restricted Shares are not assumed, or equivalent restricted securities are not substituted for the Restricted Shares, by the Company or its successor or (ii) you do not continue as a Trustee of the Company or its successor.

For purposes of this Agreement:

• “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons, who are shareholder or Affiliates of the Company or Affiliates of such shareholders immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of Shares of the Company or its successor.

Evidence of Issuance	The issuance of the Shares under the grant of Restricted Shares evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates, with any unvested Restricted Shares bearing the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Shares vests, the recordation of the number of Restricted Shares attributable to you will be appropriately modified if necessary. Insofar as any share certificates are issued for unvested Restricted Shares, such certificates shall be held in escrow and shall contain an appropriate legend.

Forfeiture of Unvested Restricted Shares	Unless the termination of your Service triggers accelerated vesting of your Restricted Shares pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company (or any Affiliate) and you, you will automatically forfeit to the Company all of the unvested Restricted Shares in the event your Service terminates for any reason.

Section 83(b) Election Prohibited	You may not make an election under Section 83 of the Internal Revenue Code (a “Section 83(b) Election”) to be taxed at the time the unvested Restricted Shares are acquired rather than when such Restricted Shares become vested. If you do make a Section 83(b) Election, you will forfeit all of the Restricted Shares.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Restricted Shares. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting or receipt of Shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested Shares otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company (or any Affiliate) in any capacity.

Shareholder Rights	You will be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Shares, an amount of cash, Restricted Shares or Share Units (as determined by the Company from time to time) equal to the per-share dividend paid on the Restricted Shares that you hold as of the record date for such dividend. No adjustments are made for dividends or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends

If and to the extent that the Shares are represented by certificates rather than book entry, all certificates representing the Shares issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE AND OTHER RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the associated cover sheet, and the Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate) shall supersede this Agreement with respect to its subject matter.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the cover sheet hereto and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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